UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 1, 2012

PANA-MINERALES S.A.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-53700	98-0515701
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

First Floor Commercial Area, Calle 53 Marbella, Panama City Panama
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 011-51-205-1994

N/A
(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01    Entry into a Material Definitive Agreement

Consulting Services and Finders Fee Agreement

On February 1, 2012, Pana-Minerales S.A., a Nevada corporation (the “Company”) entered into a Consulting Services and Finders Fee Agreement (the “Consulting Agreement”) with Joseph Bucci.  Under the terms of the Consulting Agreement, the Company has retained Mr. Bucci to provide management services for the Company’s mineral exploration programs and the staff undertaking such programs.  He will also assist the Company in its efforts to identify and negotiate property acquisitions and raise funds.  In consideration for such services, the Company has issued 15,000,000 shares of common stock of the Company to Mr. Bucci.  Furthermore, for any acquired properties or financings he directly introduces to the Company, Mr. Bucci will receive a finders fee equal to five percent (5%) of the value of such acquired properties or financings.  The term of the Consulting Agreement is twelve (12) months subject to certain termination provisions as set forth in the Consulting Agreement.

Mining Option Agreement

On February 1, 2012, the Company entered into a Mining Option Agreement (the “Option Agreement”) with Minerales Holdings Can Corp., a Belize corporation (the “Optionor”).  Under the terms of the Option Agreement, the Optionor grants the Company for the period commencing on the effective date of the Option Agreement and expiring on January 31, 2015 (the “Option Term”), an exclusive option to acquire an undivided one hundred percent (100%) interest in certain mineral claims located in Quebec, Canada (the “Property”), subject to certain conditions.  During the Option Term, the Company shall have the exclusive working right on the Property.  The Optionor will manage or carry out mining operations at the Property and will receive an operator’s fee for doing so.

In consideration of the grant of the option, the Company has issued, or will issue, shares of the Company’s common stock to the Optionor as follows:

•	22,500,000 shares of common stock, which were issued upon the execution of the Option Agreement
•	10,000,000 shares of common stock on or before February 1, 2013
•	7,500,000 shares of common stock on or before December 31, 2013

In order to maintain in force and exercise the Company’s option, the Company must perform certain obligations, including certain payment obligations.  The Company must incur expenditures incidental to mining operations on the Property in the aggregate amount of $525,000, with at least $100,000 before December 31, 2012, .  $125,000 on or before December 31, 2013 and $300,000 on or before December 31, 2014.  Should the Company’s actual expenditures be less than the required amount, the Company must pay the Optionor the difference plus an administrative fee.

Additionally, from the date of the Option Agreement until January 31, 2015, the Company must carry out sufficient assessment work to keep the Property in good standing and pay any lawful taxes and charges.  The Company must also file assessment credits as may become available from mining operations on the Property.

If the Company issues the shares as required to the Optionor, makes the expenditures described above and files the required assessment credits all within the proper time periods, then the Company will have the right to become the owner of a one hundred percent (100%) undivided interest in all or part of the Property as the Company may elect.  As part of this interest, the Company will be obligated to pay the Optionor a royalty of two percent (2%) of the net proceeds actually paid to the Company from the sale of minerals from the Property, after deducting certain costs.

The Option Agreement contains standard representations, warranties, covenants and indemnities.  The parties have selected arbitration as the mechanism to resolve any dispute that the parties cannot resolve themselves.

The foregoing descriptions are qualified in their entirety by reference to the Consulting Agreement and Option Agreement, copies of which appear as Exhibits 10.1 and 10.2 to this Form 8-K and are incorporated by reference to this Item 1.01.

SECTION 3 - SECURITIES AND TRADING MARKETS

Item 3.02         Unregistered Sales of Equity Securities

The information disclosed under Item 1.01 of this Current Report on Form 8-K with respect to the Company’s unregistered issuance of its shares of common stock are incorporated into this Item 3.02 in its entirety.  The issuance of the shares was conducted by the Company and was issued in reliance  Regulation S of the Securities Act of 1933, as amended.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 1, 2012, the Company issued 27,000,000 shares of common stock of the Company to Mr. Harry Ruskowsky, the sole officer of the Company, for services rendered to the Company.  The issuance of the shares was conducted by the Company and was issued in reliance upon Regulation S of the Securities Act of 1933, as amended.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01    Financial Statements and Exhibits.

(d)                      Exhibits

Exhibit No.	Description
10.1	Consulting Services and Finders Fee Agreement, dated February 1, 2012
10.2	Mining Option Agreement, dated February 1, 2012

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANA-MINERALES S.A.

Date: February 6, 2012	By:	/s/ Harry Ruskowsky
	Name:	Harry Ruskowsky
	Title:	President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)